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                                                                      EXHIBIT 12



                    WASHINGTON REAL ESTATE INVESTMENT TRUST

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

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                                                                     Three months ended            Year ended
                                                                       March 31, 2001            December 31, 2000
                                                                     ------------------          -----------------

Net earnings before loss (gain) on sale of real estate                     10,728                     $41,572
Add back:
   Fixed charges                                                            6,676                      25,531
Deduct:
   Capitalized interest                                                         0                           0
Earnings available for fixed charges and preferred dividends               17,404                      67,103
Fixed Charges
   Interest expense                                                         6,676                      25,531
   Capitalized interest                                                         0                           0
Total fixed charges                                                         6,676                      25,531
Preferred dividends                                                             0                           0
Total fixed charges and preferred dividends                                 6,676                      25,531
Ratio of Earnings to Fixed Charges and Preferred Dividends                   2.61                        2.63
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